Exhibit 1

FOR IMMEDIATE RELEASE

Company Contact:
Gary Gemignani
Chief Financial Officer
212-332-1666
ggemignani@gentium.com

Investor Relations Contacts:
U.S.
Lippert/Heilshorn & Associates
Anne Marie Fields
afields@lhai.com
212-838-3777
Bruce Voss
bvoss@lhai.com
310-691-7100
Italy
Burson-Marsteller
Florian Ciornei
florian_ciornei@it.bm.com
+39 02 72143532

GENTIUM ANNOUNCES MANAGEMENT CHANGE

VILLA GUARDIA (Como), Italy (February 1, 2007) - Gentium S.p.A. (NASDAQ: GENT) (the Company) today announced that Cary Grossman has notified the Company of his resignation from his current part-time consulting role as the Company's Chief Operating Officer, effective immediately.

Commenting on the announcement, Laura Ferro, M.D., President and Chief Executive Officer of Gentium, said, "Over the past two years, Cary Grossman has played an important role in the Company's development and financing and we thank him for his contributions. As Gary Gemignani, Gentium’s Chief Financial Officer since June 2006, has assumed Cary’s operational and corporate finance responsibilities, Cary has elected to devote more of his time to other endeavors. We wish Cary the best of luck."

About Gentium
Gentium S.p.A. is a biopharmaceutical company focused on the research, discovery and development of drugs derived from DNA extracted from natural sources, and drugs that are synthetic derivatives, to treat and prevent a variety of vascular diseases and conditions related to cancer and cancer treatments. Defibrotide, the Company’s lead product candidate in the U.S., is an investigational drug that has been granted Orphan Drug status by the U.S. Food and Drug Administration to prevent and to treat VOD and Fast Track designation for the treatment of severe VOD in recipients of stem cell transplants.

Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms and other comparable terminology. These statements are not historical facts but instead represent the Company’s belief regarding future results, many of which, by their nature, are inherently uncertain and outside the Company’s control. It is possible that actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future results, see the discussion in our Form 20F filed with the Securities and Exchange Commission under the caption “Risk Factors.”

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